Exhibit 99.1

SWISHER ANNOUNCES RESULTS FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 2013

CHARLOTTE, NC – November 12, 2013 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing products and services, announced today results for the three-month and nine-month periods ended September 30, 2013.  All amounts in this news release are in United States dollars.

Third Quarter 2013 Highlights

●	Total revenue from continuing operations of $55.9 million for the third quarter of 2013, a 5% decrease compared to the third quarter of 2012 and a 1% increase compared to the second quarter of 2013.

●
Adjusted EBITDA loss of $3.3 million for the third quarter of 2013, based on a net loss from continuing operations of $13.2 million, as compared to an Adjusted EBITDA loss of $2.3 million for the third quarter of 2012 and an Adjusted EBITDA loss of $4.7 million for the second quarter of 2013.  For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

●
Basic and diluted loss per share from continuing operations of $0.07 for the third quarter of 2013, compared with basic and diluted loss per share from continuing operations of $0.08 in the third quarter of 2012 and second quarter of 2013.

“Our third quarter 2013 results show that while we are moving in the right direction, we still have a significant task ahead of us to accelerate our growth and further improve our overall operations,” said William M. Pierce, President and Chief Executive Officer of Swisher.  “Our aim to achieve $15 million in annualized expense savings remains intact, but we expect it will take additional time to realize that goal.  Our immediate focus must be on improving and optimizing operations across the board, winning new business, further strengthening our customer service and completing the simplification of our business model.”

“To that end, there were a few bright spots in the quarter,” continued Mr. Pierce.  “We did see another quarter of sequential revenue growth, and the renewed interest in our corporate account and distributor programs has not wavered.  Further, we opened our new 54,000 square foot manufacturing and training facility in Phoenix, which is allowing us to distribute our products more efficiently to customers and helping us reduce expenses in our Southwest region.  Finally, we have been encouraged through our meetings with customers over the past few weeks that there is a clear desire to grow their business with us and that there is broad acceptance in the marketplace of our competitive services and product offerings.”

Third Quarter 2013 Results

For the three months ended September 30, 2013, Swisher Hygiene reported total revenue from continuing operations of $55.9 million, a 5% decrease from $59.0 million in the three months ended September 30, 2012 and a 1% sequential increase from $55.4 million in the three months ended June 30, 2013.  The year-over-year revenue decline was primarily due to the loss of customers from the integration of some of Swisher’s small acquisitions, the loss of three significant accounts in a previous period and the sale of a non-core business in the fourth quarter of 2012.

Total costs and expenses for the three months ended September 30, 2013 decreased 6% to $68.7 million, compared to $72.8 million in the three months ended September 30, 2012.  Excluding $1.7 million of impairment expense related to assets held for sale and $0.9 million of one-time costs related to plant consolidations in the Southwest in the three months ended September 30, 2013 and $5.0 million of investigation and review-related expenses in the three months ended September 30, 2012, total costs and expenses decreased 2% compared to the three months ended September 30, 2012.

For the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively:

	Q3 2013	Q2 2013	Q3 2012
Cost of sales as a % of revenue	45.1%	44.1%	44.1%
Route expense as a % of revenue	19.6%	20.3%	18.6%
SG&A expense as a % of revenue	45.2%	48.9%	50.9%
SG&A expense (excluding unusual expenses) as a % of revenue	44.9%	46.1%	42.4%

Cost of sales declined $0.8 million, or 3%, from the prior-year period.  Route expense were comparable with the prior-year period.

The increase in cost of sales, route and SG&A expenses (excluding unusual expenses) as a percentage of revenue from the prior-year period primarily reflects the decline in revenue in the third quarter 2013 as compared to the prior-year period.  Excluding one-time costs related to the Southwest plant consolidations, cost of sales as a percentage of revenue slightly improved compared to the prior-year period.

The decrease in SG&A expenses as a percentage of revenue from the second quarter 2013 was primarily due to the winding down of professional fees and investigation and review-related expenses.

Net loss from continuing operations for the three months ended September 30, 2013 was $13.2 million, compared to net loss from continuing operations of $14.3 million in the three months ended September 30, 2012.

Adjusted EBITDA loss for the three months ended September 30, 2013 was $3.3 million, compared to an Adjusted EBITDA loss of $2.3 million for the three months ended September 30, 2012.

Nine Months 2013 Results

For the nine months ended September 30, 2013, Swisher reported total revenue from continuing operations of $163.3 million, an 8% decrease from $177.4 million in the nine months ended September 30, 2012.

Total costs and expenses for the nine months ended September 30, 2013 decreased by 6% to $207.3 million, compared to $221.5 million in the nine months ended September 30, 2012.  Excluding $8.8 million of impairment, non-routine professional fees and investigation and review-related expenses and $1.1 million in plant consolidation expenses in the nine months ended September 30, 2013 and $16.4 million of investigation and review-related expenses in the nine months ended September 30, 2012, total costs and expenses decreased 4% compared to the nine months ended September 30, 2012.

For the nine months ended September 30, 2013 and 2012, respectively:

	YTD 2013	YTD 2012
Cost of sales as a % of revenue	44.2%	44.1%
Route expense as a % of revenue	20.1%	17.9%
SG&A expense as a % of revenue	50.4%	53.9%
SG&A expense (excluding unusual expenses) as a % of revenue	47.1%	44.7%

Cost of sales as a percentage of revenue slightly increased from the prior-year period; excluding one-time costs related to plant consolidations, cost of sales as a percentage of revenue slightly improved compared to the prior-year period.  The increase in route and SG&A expenses (excluding investigation and review-related expenses) as a percentage of revenue primarily reflects the decline in revenue in the nine months ended September 30, 2013 as compared to the prior-year period.

Net loss from continuing operations for the nine months ended September 30, 2013 was $45.3 million, compared to net loss from continuing operations of $45.6 million in the nine months ended September 30, 2012.

Adjusted EBITDA loss for the nine months ended September 30, 2013 was $14.2 million, compared to an Adjusted EBITDA loss of $7.6 million for the nine months ended September 30, 2012.

Cash and Capital Resources

As of September 30, 2013, Swisher had $33.5 million of non-restricted cash on its balance sheet and $7.9 million in outstanding debt.  During the quarter, Swisher made net debt repayments of $2.4 million.

Subsequent Event

On November 8, 2013, Swisher’s Board of Directors approved selling its other linen and dust operations.  These assets have been classified as assets held for sale and have been adjusted to the lower of historical carrying amount or fair value.  The estimated fair value was derived based on the assessment of potential net selling prices and will result in the writedown in the fourth quarter of goodwill and property, plant and equipment of approximately $2.0 million.

Conference Call

Swisher will host a conference call to discuss third quarter 2013 results today at 5:00 p.m. Eastern Time.

The conference call can be accessed over the phone by dialing 1-855-541-0980 or for international callers by dialing 1-970-315-0440 and providing conference ID 96402425; please dial-in 10 minutes before the start of the call.  A replay will be available two hours after the call and can be accessed by dialing 1-855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 96402425.  The replay will be available until Tuesday, November 19, 2013.

In order to access the live webcast, please go to the Investors section of Swisher’s website at http://www.swsh.com and click on the webcast link that will be made available.  A replay will be available shortly after the original webcast.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures.  In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures such as “Adjusted EBITDA” in assessing Swisher’s operating performance. Swisher believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Swisher defines Adjusted EBITDA as net loss excluding the impact of income taxes, depreciation and amortization expense, impairment loss on assets held for sale, investigation and review related expenses, non-routine professional fees, net interest expense, foreign currency gain and other income, net change on debt related fair value measurements, stock based compensation, severance, and third party costs directly related to merger and acquisitions.

Swisher presents Adjusted EBITDA because the company considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of its results. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Swisher’s core operating performance.  Swisher includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.  Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or cash flows from operating activities as determined in accordance with GAAP. Additionally, Swisher’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, Swisher is required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.  Accordingly, the following is a reconciliation of Adjusted EBITDA to Swisher’s net losses for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net loss from continuing operations	$(13,192)	$(14,292)	$(45,316)	$(45,580)
Income tax expense	558	22	1,325	109
Depreciation and amortization expense	5,538	5,656	16,690	15,820
Interest expense, net	186	433	343	1,545
Foreign currency loss (gain)	-	(39)	2	1
Realized and unrealized gain on convertible debt	-	-	-	(199)
Severance	235	209	520	1,439
Stock-based compensation	1,237	666	2,956	2,612
Impairment loss on assets held for sale	1,692	-	3,330	-
Investigation and review-related expenses	-	4,999	4,423	16,385
Non-routine professional fees	-	-	1,017	-
One-time exit fee	480	-	480	-
Acquisition and merger expenses	-	59	-	220
Adjusted EBITDA	$(3,266)	$(2,287)	$(14,230)	$(7,648)

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release and on the conference call constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to Swisher including information obtained by Swisher from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release and on the conference call are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com, and Swisher’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release and on the conference call is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout much of North America and internationally through its network of company-owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with: (i) consumable products such as detergents, cleaning chemicals, soap, paper and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; and (iii) manual cleaning of their facilities. Swisher serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:

Amy Simpson

Phone: (704) 602-7116

Garrett Edson, ICR

Phone: (203) 682-8331

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Products	$49,864	$52,391	$144,897	$156,409
Services	5,728	6,263	17,381	20,016
Franchise and other	324	365	1,047	928
Total revenue	55,916	59,019	163,325	177,353

Costs and expenses
Cost of sales (exclusive of route expenses and related
depreciation and amortization)	25,234	26,045	72,199	78,124
Route expenses	10,981	10,990	32,788	31,756
Selling, general, and administrative expenses	25,249	30,032	82,294	95,598
Acquisition and merger expenses	-	59	-	220
Depreciation and amortization	5,538	5,656	16,690	15,820
Impairment related to assets held for sale	1,692	-	3,330	-
Total costs and expenses	68,694	72,782	207,301	221,518
Loss from continuing operations	(12,778)	(13,763)	(43,976)	(44,165)

Other income (expense), net	144	(507)	(15)	(1,306)
Net loss from continuing operations before income taxes	(12,634)	(14,270)	(43,991)	(45,471)
Income tax expense	(558)	(22)	(1,325)	(109)
Net loss from continuing operations	(13,192)	(14,292)	(45,316)	(45,580)
(Loss) income from discontinued operations, net of tax	(208)	2,749	(707)	1,866
Net loss	(13,400)	(11,543)	(46,023)	(43,714)

Comprehensive loss
Employee benefit plan adjustment, net of tax	-	-	3	-
Foreign currency translation adjustment	33	23	(20)	6
Comprehensive loss	$(13,367)	$(11,520)	$(46,040)	$(43,708)

(Loss) income per share
Basic and diluted (continuing operations)	$(0.07)	$(0.08)	$(0.26)	$(0.26)
Basic and diluted (discontinued operations)	$0.00	$0.02	$(0.00)	$0.01

Weighted-average common shares used in the computation of (loss) income per share
Basic and diluted	176,815,431	175,057,385	175,579,971	174,961,822

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2013	2012
Current assets
Cash and cash equivalents	$33,490	$61,419
Restricted cash	5,675	5,390
Accounts receivable (net of allowance for doubtful accounts of approximately $2.0 million at September 30, 2013 and $2.3 million at December 31, 2012)	21,050	21,225
Inventory	16,008	15,327
Receivable due from sale of discontinued operations	-	12,500
Deferred income taxes	1,388	1,995
Assets held for sale	8,748	-
Other assets	3,702	4,804
Total current assets	90,061	122,660
Property and equipment, net	46,316	48,348
Goodwill	101,526	106,358
Other intangibles, net	9,052	11,051
Customer relationships and contracts, net	30,777	36,770
Other noncurrent assets	1,743	2,498
Total assets	$279,475	$327,685

Current liabilities
Accounts payable and accrued expenses	$28,762	$27,993
Long-term debt and obligations due within one year	5,268	9,145
Total current liabilities	34,030	37,138
Long-term debt and obligations	2,649	5,284
Deferred income taxes	5,486	4,673
Other long-term liabilities	3,478	3,447
Total noncurrent liabilities	11,613	13,404

Commitments and contingencies

Equity
Swisher Hygiene Inc. stockholders’ equity
Preferred stock, par value $0.001, authorized 10,000,000 shares; no shares issued and outstanding at September 30, 2013 and December 31, 2012	-	-
Common stock, par value $0.001, authorized 600,000,000 shares; 176,834,852 and 175,157,404 shares issued and outstanding at September 30, 2013 and December 31, 2012	177	175
Additional paid-in capital	388,199	385,452
Accumulated deficit	(153,528)	(107,507)
Accumulated other comprehensive loss	(1,016)	(999)
Total Swisher Hygiene Inc. stockholders’ equity	233,832	277,121
Non-controlling interest	-	22
Total equity	233,832	277,143
Total liabilities and equity	$279,475	$327,685